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Exhibit (a)(1)(iv)

        Offer to Purchase for Cash

All Outstanding Common Units

Representing Limited Partner Interests

in

Buckeye GP Holdings L.P.

at

$17.00 Net Per Common Unit

by

BGH GP Holdings, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON FRIDAY, DECEMBER 5, 2008, UNLESS THE OFFER IS EXTENDED.

November 5, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by BGH GP Holdings, LLC, a Delaware limited liability company ("Purchaser"), to act as Information Agent in connection with the offer by Purchaser to purchase all of the outstanding common units (the "Units") of Buckeye GP Holdings L.P., a Delaware limited partnership (the "Partnership"), other than the Units owned by Purchaser and its wholly owned subsidiaries, at a purchase price of $17.00 per Unit, net to the seller in cash, without interest thereon, subject to any applicable withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith.

        Holders of Units whose certificates for such Units (the "Unit Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Computershare Trust Company, N.A. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Units according to the guaranteed delivery procedures set forth in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units" of the Offer to Purchase.

        The Offer is conditioned upon, among other things, (1) the Minimum Condition (as defined in the Offer to Purchase) being satisfied, meaning that the Partnership's unitholders (other than (a) Purchaser, its affiliates, their respective officers and directors and (b) the officers and directors of the Partnership) have validly tendered and not withdrawn a majority of the outstanding Units owned by them as of the date the Units are accepted for payment pursuant to the Offer and (2) the 90% Condition (as defined in the Offer to Purchase) being satisfied, meaning there has been validly tendered and not withdrawn a sufficient number of Units such that upon acceptance for payment and payment for the tendered Units pursuant to the Offer, Purchaser and its affiliates will own more than 90% of the Units on a fully diluted basis (as defined in the "Introduction" of the Offer to Purchase). See "The Offer—Section 11. Conditions to the Offer" of the Offer to Purchase. The Minimum Condition is not waivable.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Units registered in your name or in the name of your nominee.

        1.     Offer to Purchase;

        2.     Letter of Transmittal for your use in accepting the Offer and tendering Units and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Units);

        3.     Notice of Guaranteed Delivery to be used to accept the Offer if Unit Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

        4.     A printed form of letter that may be sent to your clients for whose accounts you hold Units registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.     A return envelope addressed to Computershare Trust Company, N.A., as Depositary; and

        6.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units" of the Offer to Purchase) in connection with a book-entry delivery of Units, and other required documents should be sent to the Depositary and (ii) Unit Certificates representing the tendered Units should be delivered to the Depositary, or such Units should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        If holders of Units wish to tender, but it is impracticable for them to forward their Unit Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units" of the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Units pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

        Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Units pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 5, 2008, UNLESS THE OFFER IS EXTENDED.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PURCHASER, THE PARTNERSHIP, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(iv)